Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom llp

One Manhattan West

New York, NY 10001 ________ TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com May 21, 2025

FIRM/AFFILIATE

OFFICES

________

BOSTON

CHICAGO

HOUSTON

LOS ANGELES

PALO ALTO

WASHINGTON, D.C.

WILMINGTON

________

ABU DHABI

BEIJING

BRUSSELS

FRANKFURT

HONG KONG

LONDON

MUNICH

PARIS

SÃO PAULO

SEOUL

SINGAPORE

TOKYO

TORONTO

Foot Locker, Inc.
330 West 34th Street

New York, New York 10001

Re:	Foot Locker, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special United States counsel to Foot Locker, Inc., a New York corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (together with the exhibits thereto, the “Registration Statement”) to be filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”), relating to the registration of an additional 4,300,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), available for future issuance under the Foot Locker 2007 Stock Incentive Plan (Amended and Restated as of March 22, 2023, and as further amended effective as of May 21, 2025) (the “Stock Incentive Plan”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations of the Commission promulgated under the Securities Act (the “Rules and Regulations”).

In rendering the opinion stated herein, we have examined and relied on the following:

(a)	the Registration Statement in the form to be filed with the Commission on the date hereof;

(b)	the Stock Incentive Plan;

(c)	an executed copy of a certificate of Erin Conway, Vice President, Deputy General Counsel and Corporate Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(d)	a copy of the Company’s Certificate of Incorporation, as amended, as in effect as of March 20, 2023, March 25, 2025 and as currently in effect (the “Certificate of Incorporation”), certified by the office of the Secretary of State of the State of New York as of May 21, 2025, and certified pursuant to the Secretary’s Certificate;

Foot Locker, Inc.

May 21, 2025

(e)	a copy of the Company’s Bylaws, as amended and in effect as of March 20, 2023 and certified pursuant to the Secretary’s Certificate;

(f)	a copy of the Company’s Amended and Restated Bylaws (the “Amended and Restated Bylaws”), as in effect as of March 25, 2025 and as currently in effect, and certified pursuant to the Secretary’s Certificate; and

(g)	copies of certain resolutions of the Board of Directors of the Company relating to the approval of the Stock Incentive Plan and certain related matters and certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below, including the facts and conclusions set forth in the Secretary’s Certificate.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Company’s Certificate of Incorporation and the Secretary’s Certificate.

In rendering the opinion set forth below, we have also assumed that (i) the Shares will be issued in book-entry form and an appropriate account statement evidencing the Shares credited to a recipient’s account maintained with the Company’s transfer agent and registrar will be issued by the Company’s transfer agent and registrar, (ii) each award agreement under which options, stock appreciation rights, restricted stock, restricted stock units, stock bonuses, other stock-based awards and certain other awards are granted pursuant to the Stock Incentive Plan will be consistent with the Stock Incentive Plan and will be duly authorized, executed and delivered by the parties thereto, (iii) the Company’s issuance of the Shares does not and will not (a) except to the extent expressly stated in the opinions contained herein, violate any statute to which the Company or such issuance is subject, or (b) constitute a violation of, or a breach under, or require the consent or approval of any other person under, any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Certificate of Incorporation and the Amended and Restated Bylaws although we have assumed compliance with any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company contained in such instruments) and that the Company will continue to have sufficient authorized shares of Common Stock, and (iv) the Company’s authorized capital stock is as set forth in the Certificate of Incorporation and we have relied solely on the certified copy thereof issued by the Secretary of State of the State of New York and have not made any other inquiries or investigations.

Foot Locker, Inc.

May 21, 2025

We do not express any opinion with respect to the laws of any jurisdiction other than the Business Corporation Law of the State of New York (the “NYBCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the NYBCL and, when the Shares are issued to the Stock Incentive Plan participants in accordance with the terms and conditions of the Stock Incentive Plan and the applicable award agreement for consideration in an amount at least equal to the par value of such Shares, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion letter is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP